NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on November 06, 2020, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on October 26, 2020 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger between the BlackRock New York Municipal Bond Trust and BlackRock New York Municipal Opportunities Fund, a series of BlackRock Multi-State Municipal Series Trust, an open-end management investment company became effective before the opening on October 26, 2020. Each Common Share of Beneficial Interest of the BlackRock New York Municipal Bond Trust was converted into Investor A shares of BlackRock New York Municipal Opportunities Fund, a series of BlackRock Multi-State Municipal Series Trust, an open-end management investment company. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on October 20, 2020.